CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated March 22, 2013 and October 22, 2013 relating to the financial statements and financial highlights of AllianzGI Equity & Convertible Income Fund, and of AllianzGI Global Equity & Convertible Income Fund, respectively, which appear in AllianzGI Equity & Convertible Income Fund’s Annual Report for the year ended January 31, 2013, and AllianzGI Global Equity & Convertible Income Fund’s Annual Report for the year ended August 31, 2013, each of which is incorporated by reference into such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 25, 2013